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                                                               EXHIBIT (d)(1)(a)

                             SUBSTITUTION AGREEMENT



            AGREEMENT, made this ________ day of _____________, 2001, between MacKay Shields LLC ("MacKay Shields") and New York Life Investment Management LLC ("NYLIM").

            WHEREAS, Mainstay VP Series Fund, Inc. ("MainStay VP") is registered with the Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended ("Act"), and MainStay VP issues shares in several different series, each of which is known as a "portfolio"; and

            WHEREAS, MacKay Shields serves as an investment adviser to MainStay VP pursuant to a Master Investment Advisory Agreement between MainStay VP and MacKay Shields dated December 15, 1996 (the "Advisory Agreement"); and

            WHEREAS, NYLIM was validly organized under the laws of the State of Delaware to succeed to the investment advisory business of New York Life Insurance Company; and

            WHEREAS, with respect to the Capital Appreciation, Total Return, Government, Cash Management, High Yield Corporate Bond, International Equity, Value and Convertible portfolios of MainStay VP (the "Portfolios"), MacKay Shields wishes to substitute NYLIM in place of MacKay Shields, as a party to the Advisory Agreement; and

            WHEREAS, MacKay Shields has represented to the Directors of MainStay VP that: (i) advisory and other personnel currently servicing the Portfolios will not change as a result of the substitution; (ii) NYLIM will have the resources to meet its obligations to MainStay VP and the Portfolios, respectively; (iii) that the investment process that will be used by NYLIM with respect to the Portfolios is identical to that used by MacKay Shields; and (iv) that the substitution will not result in a change in actual control or management within the meaning of Rule 2a-6 of the Act;

            NOW THEREFORE, it is agreed as follows:

            I. Substitution of Party. Effective as of the date first written above, NYLIM hereby assumes all of the interest, rights and responsibilities of MacKay Shields under the Advisory Agreement.

            II. Performance of Duties. NYLIM hereby assumes and agrees to perform all of MacKay Shields' duties and obligations under the Advisory Agreement and to be subject to all of the terms and conditions of such agreements as if they applied to NYLIM. Nothing in this Substitution Agreement shall make NYLIM responsible for any claim or demand arising under the Advisory Agreement from services rendered prior to the effective date of this Substitution Agreement unless otherwise agreed by NYLIM; and nothing in this Substitution Agreement shall


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make MacKay Shields responsible for any claim or demand arising under the
Advisory Agreement from services rendered after the effective date of this Substitution Agreement unless otherwise agreed by MacKay Shields.

            III. Representations. NYLIM represents and warrants that it is registered as an investment adviser under the Investment Advisers Act of 1940 ("Advisers Act"). MacKay Shields and NYLIM each represent and warrant that they are under the same control and management, and that substitution of NYLIM as a party to the Advisory Agreement in place of MacKay Shields shall not result in an "assignment" of the Advisory Agreement as that term is defined in the Act or the Advisers Act.




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            IN WITNESS WHEREOF, the parties hereto have caused this Substitution
Agreement to be executed by their duly authorized officers hereunto daily attested as of the date and year first written above.

                                    MacKay Shields LLC



                                    By:_______________________________________
                                    Name:
                                    Title:



                                    New York Life Investment Management LLC



                                    By:_______________________________________
                                    Name:
                                    Title:






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